Exhibit 2.1

REORGANZATION AND MERGER AGREEMENT

THIS REORGANIZATION AND MERGER AGREEMENT, dated as of the 9th day of August 2013 (this “Agreement”) is entered into by and among, PEOPLESTRING CORPORATION, a Delaware corporation (“PLPE”), REWARDSTRING CORPORATION, a Delaware corporation (“REW”), VAPE HOLDINGS, INC., a Nevada corporation (“VAPE”), and all the shareholders of VAPE (collectively, the “VAPE Shareholders”). PLPE, REW, VAPE and the VAPE Shareholders are referred to singularly as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the VAPE Shareholders own all of the issued and outstanding shares of VAPE (the “VAPE Shares”);

WHEREAS, VAPE is in the business of developing, manufacturing, distributing and selling vaporizer pens through several channels;

WHEREAS, PLPE is in the business of developing technology to allow users of social networks to earn incentives through online and offline activities by the user and his or her network;

WHEREAS, REW is a wholly-owned subsidiary of PLPE;

WHEREAS, the respective Boards of Directors of PLPE, REW, VAPE and the VAPE Shareholders have deemed it advisable and in the best interests of PLPE, REW, VAPE and the VAPE Shareholders that VAPE be acquired by PLPE, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, PLPE, REW, VAPE and the VAPE Shareholders propose to enter into this Agreement which provides, among other things, the VAPE Shareholders will deliver the VAPE Shares to PLPE in exchange for the issuance by PLPE of an aggregate number of shares of PLPE’s common stock set forth in Section 2.01 of this Agreement, on the terms and conditions set forth herein (the “Share Exchange”), and that REW be merged into VAPE with VAPE being the surviving corporation and becoming a wholly-owned subsidiary of PLPE, and such additional items as more fully described in this Agreement; and

WHEREAS, the parties desire the transaction to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

"Affiliate"
with respect to any Party, a Person that directly or indirectly controls, is controlled by, or is under common control of such Party. For the purpose of this definition, "control" means (i) ownership of more than fifty percent (50%) of the voting shares of a Person or (ii) the right or ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement or otherwise;

"Business Day"	a day (other than a Saturday) on which banks in Nevada are open for business throughout their normal business hours;

"Closing"	the closing of the transactions contemplated by this Agreement;

"Completion"	completion of acquisition of the VAPE Shares in accordance with the terms and conditions of this Agreement;

"Encumbrance"
any mortgage, charge, pledge, lien, (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and reference to "Encumbrances" shall be construed accordingly;

"Exchange Act"	the US Securities Exchange Act of 1934, as amended;

"Person"	any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

"Securities Act"	the US Securities Act of 1933, as amended;

"SEC"	the US Securities and Exchange Commission;

"US"	United States of America;

"United States Dollars" or "US$"	United States dollars;

Section 1.02. Rules of Construction.

(a)           Unless the context otherwise requires, as used in this Agreement: (1) "including" means "including, without limitation"; (ii) words in the singular include the plural; (iii) words in the plural include the singular; (iv) words applicable to one gender shall be construed to apply to each gender; (v) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vi) the terms "Article," "Section" and "Schedule" shall refer to the specified Article, Section or Schedule of or to this Agreement and references to paragraphs shall refer to the relevant paragraph of a specified Schedule and (vii) the term "day" shall refer to calendar days.

(b)           Titles and headings to Articles and Sections are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II
THE SHARE EXCHANGE AND MERGER

Section 2.01 Share Exchange and Merger.

(a)           Subject to and upon the terms and conditions of this Agreement, on the Closing Date (as defined hereafter), PLPE, through its wholly-owned subsidiary REW, shall acquire all of the VAPE Shares from the VAPE Shareholders with all of the VAPE Shares exchanged being free from all Encumbrances together with all rights now or hereafter attaching thereto.

(b)           In exchange for the delivery of the VAPE Shares on the Closing Date, PLPE shall deliver to the VAPE Shareholders 187,381,500 restricted shares of PLPE's common stock (the "PLPE Common Stock"), which PLPE Common Stock shall, at the Closing Date or immediately thereafter shall represent 74.95% of PLPE's total issued and outstanding shares of Common Stock.

(c)           Upon execution of this Agreement, all of the Board Members of PLPE shall resign.

(d)           The Share Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. If the Closing does not occur as set forth in Section 2.02 of this Agreement due to one Party's failure to perform, then the other Party may terminate the Agreement.

(e)           Following the Share Exchange, REW will affect a short-form merger with VAPE under the Nevada Revised Statutes whereby REW shall be merged into VAPE with VAPE being the surviving corporation.

Section 2.02. Closing Location. The Closing of the Share Exchange and the other transactions contemplated by this Agreement will occur no later than July 31, 2013, or as soon thereafter as possible (the "Closing Date"), at a place and time mutually agreed by the Parties in writing.

Section 2.03. VAPE's Closing Documents. At the Closing, the VAPE Shareholders and VAPE will tender to PLPE and REW:

(a)           Certified copy of resolutions of the Board of Directors of VAPE in a form satisfactory to PLPE, acting reasonably, authorizing:

(i)          the execution and delivery of this Agreement by VAPE;

(ii)         the transfer and registration of the VAPE Shares in the name of PLPE and the issuance of one (1) new share certificate representing the VAPE Shares in the name of PLPE; and

(iii)        consent to the merger of REW and VAPE with VAPE as the surviving corporation.

(b)           Original share certificates issued in the name of VAPE representing all of the VAPE Shares, duly endorsed for transfer by VAPE and marked "cancelled for transfer" or as otherwise directed by PLPE or its counsel, in accordance with the laws of the State of Nevada;

(c)           One (1) new share certificate issued by VAPE in the name of PLPE representing the VAPE Shares;

(d)           A certified copy of the register of shareholders of VAPE showing PLPE as the registered owner of the VAPE Shares; and

(e)           A certificate executed by a duly appointed officer of VAPE and by the VAPE Shareholders certifying that the conditions in Section 9.01(b) have been satisfied.

Section 2.04. PLPE's Closing Documents. At the Closing, PLPE will tender to VAPE and the VAPE Shareholders:

(a)           A certified copy(ies) of resolutions of the Board of Directors of PLPE in a form satisfactory to VAPE and the VAPE Shareholders, acting reasonably, authorizing:

(i)          the execution and delivery of this Agreement by PLPE; and

(ii)         the issuance or transfer of the Exchange Shares to the VAPE Shareholders;

(b)           Share certificates, registered in the name of the VAPE Shareholders or such other names as the VAPE Shareholders may unanimously direct, representing the Exchange Shares; and

(c)           A certificate executed by a duly appointed officer of PLPE certifying that the conditions in Section 10.01(b) have been satisfied.

Section 2.05. REW's  losing Documents. At the Closing, REW will tender to VAPE and the VAPE Shareholders:

(a)           A certified copy(ies) of resolutions of the Board of Directors of REW in a form satisfactory to VAPE and the VAPE Shareholders, acting reasonably, authorizing:

(i)          the execution and delivery of this Agreement by REW; and

(ii)         consent to the merger of REW and VAPE with VAPE as the surviving corporation;

(b)           A certificate executed by a duly appointed officer of REW certifying that the conditions in Section 10.01(b) have been satisfied.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01. Each Party represents and warrants to the other Party that each of the warranties it makes is accurate in all respects and not misleading as at the date of this Agreement.

Section 3.02. Each Party undertakes to disclose in writing to the other Party anything which is or may constitute a breach of or be inconsistent with any of the warranties immediately upon the same coining to its notice at the time of and after Completion.

Section 3.03. Each Party agrees that each of the warranties it makes shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

Section 3.04. Each Party acknowledges that the restrictions contained in Section 12.01 (Public Notices) and Section 12.10 (Confidentiality) shall continue to apply after the Completion under this Agreement without limit in time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PLPE

Section 4.01. Organization, Standing and Authority; Foreign Qualification. PLPE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 4.02. Corporate Authorization. The execution, delivery and performance by PLPE of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PLPE, and this Agreement constitutes a valid and binding agreement of PLPE. The Exchange Shares to be issued in accordance with this Agreement shall be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable.

Section 4.03. Capitalization. PLPE's authorized capital stock currently consists solely of 250,000,000 shares of common stock, of which 62,618,500 shares are issued and outstanding as of the date hereof. All of such issued and outstanding shares of PLPE's common stock are duly authorized, validly issued, fully paid and non-assessable. Except as described on Schedule 4.03, there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of PLPE's common stock or any other security of PLPE or any plan for any of the foregoing. Except as set forth on Schedule 4.03, PLPE is not obligated to register the resale of any of its common stock on behalf of any shareholder of PLPE under the Securities Act.

Section 4.04. Subsidiaries. REW is the sole subsidiary, direct or indirect, of PLPE.

Section 4.05. SEC Filings.

(a)           PLPE has delivered to VAPE and the VAPE Shareholders (i) PLPE's Annual Report on Form 10 for the fiscal year ended December 31, 2011, containing PLPE's consolidated balance sheet at December 31, 2011 and consolidated statements of income, changes in stockholders' deficiency and cash flows of PLPE for the period from January 2, 2009 (date of inception) to the fiscal year ended December 31, 2013, along with a copy of the audit report of Madsen & Associates, CPA's Inc., Murray, Utah, independent auditors; and (ii) quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012 (collectively, "PLPE's Reports"). To the best of PLPE's knowledge and belief, all of PLPE's Reports as of their respective dates (i) comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, (ii) do not contain any untrue statement of a material fact, and (iii) do not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(b)           All documents which PLPE is responsible for filing with the SEC or any regulatory agency in connection with this Agreement will comply as to form in all material respects with the requirements of applicable law, and all of the information relating to PLPE in any document filed with the SEC or any other regulatory agency in connection with this Agreement or the transactions otherwise contemplated hereby shall be true and correct in all material respects.

Section 4.06. Financial Statements. All consolidated financial statements included in PLPE's Reports, including the related notes, fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as indicated therein), the consolidated financial position of PLPE as of the dates thereof and the consolidated results of operations and changes in shareholders' equity and cash flows of PLPE for the periods then ended, subject, in the case of the interim financial statements, to normal and recurring year-end audit adjustments and except that the interim financial statements do not contain all of the notes required by GAAP.

Section 4.07. Articles of Incorporation and Bylaws. (a) PLPE has heretofore delivered to VAPE and the VAPE Shareholders true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Delaware and Bylaws or comparable instruments, certified by the corporate secretary thereof.

Section 4.08. No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)           violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of PLPE;

(b)           violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which PLPE is a party or by or to which either of its assets or properties, may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon PLPE or upon the securities, assets or business of PLPE;

(d)           violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to PLPE or to the securities, properties or business of PLPE; or

(e)           result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by PLPE.

Section 4.09. Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to PLPE's best knowledge threatened against or affecting PLPE or involving any of PLPE's property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. PLPE is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 4.10. Compliance with Laws. To the best knowledge of PLPE, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of PLPE.

Section 4.11. True and Correct Copies. All documents furnished or caused to be furnished to VAPE and the VAPE Shareholders by PLPE are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 4.12. Compliance with Securities Act. Neither PLPE nor to the knowledge of PLPE anyone authorized to act on its behalf has taken, or will take, any action that would subject the issuance or sale of the Exchange Shares hereunder to the registration requirements of Section 5 of the Securities Act; provided however, the availability of an exemption from the registration requirements of Section 5 is based upon the accuracy and completeness of the representations and warranties of VAPE and the VAPE Shareholders on which PLPE will rely. In connection with the offer and sale of the Exchange Shares, PLPE has not conducted any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, the Internet or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

Section 4.13. Contracts.

(a)           There have been delivered or made available to VAPE and the VAPE Shareholders, or prior to the Closing there will have been delivered or made available to VAPE and the VAPE Shareholders, true, correct and complete copies of each of the contracts set forth in Schedule 4.13. Each such contract is valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with its terms, and neither PLPE nor any of its affiliates, as the case may be, is in default in any respect under any of them.

(b)           Except for the contracts set forth on Schedule 4.13 and excluding any obligation referenced in this Agreement, PLPE is not a party to any:

(i)          contracts with any current or former officer, director, employee, • consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of PLPE, or to any other entity in which PLPE has an interest;

(ii)         contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days' or more notice;

(iii)        contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

(iv)        contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in any one (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v)         contracts relating to the acquisition by PLPE of any operating business of or the disposition of any operating business by, any other person;

(vi)        executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii)       joint venture contracts or agreements;

(viii)     contracts under which PLPE agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party;

(ix)        contracts containing covenants of PLPE not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with PLPE in any line of business or in any geographical area;

(x)         contracts for or relating to computers, computer equipment, computer software or computer services; or

(xi)        contracts relating to the borrowing of money by PLPE or the direct or indirect guarantee by PLPE of any obligation for, or an agreement by PLPE to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

  (A)           any contract with respect to lines of credit;

  (B)           any contract to advance or supply funds to any other person other than in the ordinary course of business;

  (C)           any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

  (D)           any keep-well, mike-whole or maintenance of working capital or earnings or similar contract; or

  (E)           any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii)        any other material contract whether or not made in the ordinary course of business.

Section 4.14. Operations of PLPE. Except as disclosed on Schedule 4.15 or as contemplated by this Agreement, since the latest filing date of PLPE's Reports, PLPE has not:

(a)           amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(b)           issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)           declared or paid any dividends or declared or made any other distributions of any kind to its shareholders;

(d)           made any change in its accounting methods or practices or made any change in depreciation or amortization policies, except as required by law or generally accepted accounting principles;

(e)           made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business;

(f)           sold, abandoned or made any other disposition of any of its assets or properties;

(g)           granted or suffered any lien on any of its assets or properties;

(h)           entered into or amended any contracts to which it is a party, or by or to which it or its assets or properties are bound or subject which if existing on the date hereof would be required to be disclosed in Schedule 4.13;

(i)            made any acquisition of all or a substantial part of the assets, properties, securities or business of any other person or entity;

(j)            paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

(k)           terminated or failed to renew, or received any written threat (that was no subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to the assets, liabilities, business, property, operations, prospects, results of operations or condition (financial or otherwise) of PLPE; or

(1)           entered into any other contract or other transaction that materially increases the liabilities of PLPE.

Section 4.15. Absence of Certain Changes. Since the latest filing date of PLPE's Reports, there has been no event, change or development which could have a material adverse effect on PLPE.

Section 4.16. Material Information. This Agreement, the Schedules attached hereto and all other information provided, in writing, by PLPE or representatives thereof to VAPE and the VAPE Shareholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to VAPE and the VAPE Shareholders in writing which, individually or in the aggregate, could have a material adverse effect on PLPE or a material adverse effect on the ability of PLPE to perform any of its obligations pursuant to this Agreement.

Section 4.17. Brokerage. No broker or finder has acted, directly or indirectly, for PLPE nor did PLPE incur any finder's fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF REW

Section 5.01. Organization, Standing and Authority; Foreign Qualification. REW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 5.02. Corporate Authorization. The execution, delivery and performance by REW of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of REW, and this Agreement constitutes a valid and binding agreement of REW.

Section 5.03. Capitalization. REW's authorized capital stock consists solely of 250,000,000 shares of common stock, of which one (1) share of common stock is issued and outstanding as of the date hereof; all of such issued and outstanding shares of REW's common stock are duly authorized, validly issued, fully paid and non-assessable. Except as described on Schedule 5.03, there are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of REW's common stock or any other security of REW or any plan for any of the foregoing. Except as set forth on Schedule 5.03, REW is not obligated to register the resale of any of its common stock on behalf of any shareholder of REW under the Securities Act.

Section 5.04. Subsidiaries. REW has no subsidiary, direct or indirect.

Section 5.05. Omitted.

Section 5.06. Omitted.

Section 5.07. Articles of Incorporation and Bylaws. (a) REW has heretofore delivered to VAPE and the VAPE Shareholders true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Delaware and Bylaws or comparable instruments, certified by the corporate secretary thereof

Section 5.08. No Conflict The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)           violate any provision of the Articles of Incorporation, Bylaws or other charter or organizational document of REW;

(b)           violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which REW is a party or by or to which either of its assets or properties, may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon REW or upon the securities, assets or business of REW;

(d)           violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to REW or to the securities, properties or business of REW; or

(e)           result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license held by REW.

Section 5.09. Litigation. There is no litigation, suit, proceeding, action or claim at law or in equity, pending or to REW's best knowledge threatened against or affecting REW or involving any of REW's property or assets, before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits or proceedings relating to toxic materials, hazardous substances, pollution or the environment. REW is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

Section 5.10. Compliance with Laws. To the best knowledge of REW, it has complied with all laws, municipal bylaws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any governmental authority applicable to it, its properties or the operation of its business, except where the failure to comply will not have a material adverse effect on the business, properties, financial condition or earnings of REW.

Section 5.11. True and Correct Copies. All documents furnished or caused to be furnished to VAPE and the VAPE Shareholders by REW are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

Section 5.12. Omitted.

Section 5.13. Contracts.

(a)           There have been delivered or made available to VAPE and the VAPE Shareholders, at or prior to the Closing, true, correct and complete copies of each of the contracts set forth in Schedule 5.13. Each such contract is valid, subsisting, in fall force and effect and binding upon the parties thereto in accordance with its temis, and neither REW nor any of its affiliates, as the case may be, is in default in any respect under any of them.

(b)           Except for the contracts set forth on Schedule 5.13 and excluding any obligation referenced in this Agreement, REW is not a party to any:

(i)          contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $100,000 or more per annum, or providing for the payment of fees or other consideration in excess of $100,000 in the aggregate to any officer or director of REW, or to any other entity in which PLPE has an interest;

(ii)         contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days' or more notice;

(iii)        contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its or their assets or properties;

(iv)        contracts (including, without limitation, leases of real property) calling for an aggregate purchase price or payments in any one (1) year of more than $100,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v)         contracts relating to the acquisition by REW of any operating business of, or the disposition of any operating business by, any other person;

(vi)        executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii)       joint venture contracts or agreements;

(viii)      contracts under which REW agrees to indemnify any party, other than in the ordinary course of business or in amounts not in excess of $100,000 or to share tax liability of any party;

(ix)        contracts containing covenants of REW not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with REW in any line of business or in any geographical area;

(x)          contracts for or relating to computers, computer equipment, computer software or computer services; or

(xi)         contracts relating to the borrowing of money by REW or the direct or indirect guarantee by REW of any obligation for, or an agreement by REW to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

  (A)           any contract with respect to lines of credit;

  (B)           any contract to advance or supply funds to any other person other than in the ordinary course of business;

  (C)           any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

  (D)           any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

  (E)           any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii)       any other material contract whether or not made in the ordinary course of business.

Section 5.14. Operations of REW. Except as disclosed on Schedule 5.14 or as contemplated by this Agreement, since the date of REW's inception, REW has not:

(a)           amended its Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(b)           issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of its capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)           declared or paid any dividends or declared or made any other distributions of any kind to its shareholders;

(d)           made any change in its accounting methods or practices or made any change in depreciation or amortization policies, except as required by law or generally accepted accounting principles;

(e)           made any loan or advance to any of its shareholders or to any of its directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business;

(f)           sold, abandoned or made any other disposition of any of its assets or properties;

(g)           granted or suffered any lien on any of its assets or properties;

(h)           entered into or amended any contracts to which it is a party, or by or to which it or its assets or properties are bound or subject which if existing on the date hereof would be required to be disclosed in Schedule 5.13;

(i)            made any acquisition of all or a substantial part of the assets, properties, securities or business of any other person or entity;

(j)            paid, directly or indirectly, any of its material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

(k)           terminated or failed to renew, or received any written threat (that was no subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to the assets, liabilities, business, property, operations, prospects, results of operations or condition (financial or otherwise) of REW; or

(l)           entered into any other contract or other transaction that materially increases the liabilities of REW.

Section 5.15. Absence of Certain Changes. Since the date of REW's inception, there has been no event, change or development which could have a material adverse effect on REW.

Section 5.16. Material Information. This Agreement, the Schedules attached hereto and all other information provided, in writing, by REW or representatives thereof to VAPE and the VAPE Shareholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to VAPE and the VAPE Shareholders in writing which, individually or in the aggregate, could have a material adverse effect on REW or a material adverse effect on the ability of REW to perform any of its obligations pursuant to this Agreement.

Section 5.17. Brokerage. No broker or finder has acted, directly or indirectly, for REW nor did REW incur any finder's fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF VAPE AND THE VAPE
SHAREHOLDERS

VAPE and the VAPE Shareholders represent to PLPE as follows:

Section 6.01. Organization, Standing and Authority; Foreign Qualification. VAPE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

Section 6.02. Authorization. The execution, delivery and performance by VAPE and the VAPE Shareholders of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as the case may be, on the part of VAPE and the VAPE Shareholders. VAPE and the VAPE Shareholders have duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement of VAPE and the VAPE Shareholders. The VAPE Shares to be transferred to PLPE in accordance with this Agreement have been duly authorized and validly issued, fully paid and non-assessable. Upon transfer of the VAPE Shares, no Encumbrance shall exist thereon.

Section 6.03. Capitalization.

(a)           VAPE's capital stock consists of 600,000,000 authorized shares of common stock, of which 500,000 shares are issued and outstanding as of the date hereof; all of such issued and outstanding shares of VAPE stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, agreements or rights to subscribe for or to purchase, or commitments to issue, shares of VAPE's common stock or any other security of VAPE or any plan for any of the foregoing.

(b)           None of the VAPE Shares are subject to any option, right of first refusal or any other restriction on transfer, whether by contract, agreement, applicable law, regulation or statute, as the case may be.

Section 6.04. Subsidiaries. VAPE has no direct or indirect subsidiaries.

Section 6.05. Sale of Exchange Shares. Upon completion of the purchase and sale of the Exchange Shares, VAPE and the VAPE Shareholders, or their assigns, shall be the beneficial and record holder or holders of the Exchange Shares. VAPE and the VAPE Shareholders, or their assigns, are acquiring the Exchange Shares as principal for their own account to be held for investment purposes only, not for the benefit of any other person and not with a view to the resale, distribution or other disposition of all or any of the Exchange Shares.

Section 6.06. Accredited Investor. Each VAPE Shareholder represents and warrants, by signing this Agreement, the he, she or it is an accredited investor within the meaning of the Securities Act of 1933 in that he, she or it has: (a) a net worth (or joint net worth with spouse) of at least $1,000,000, excluding the value of the primary residence of such natural person, or (b) an annual gross income during the previous two years, and reasonably expects to have gross income in the current year, of at least $200,000 (or $300,000 collectively with spouse), or (c) otherwise meets the criteria for being an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Act, or (d) is the beneficiary of a fiduciary account, or, if the fiduciary of the account or other part is the donor of funds used by the fiduciary account to make this investment, then such donor, who meets the requirements of either (a), (b), or (c) above.

Section 6.07. Restriction on Exchange Shares. VAPE and the VAPE Shareholders consent to PLPE making a notation on its records or giving instructions to any transfer agent of the restricted shares portion of the Exchange Shares in order to implement the restriction on transfer set forth and described herein. VAPE and the. VAPE Shareholders have been independently advised as to, and are aware of, the restrictions with respect to trading in the Exchange Shares pursuant to the applicable securities laws and farther agrees that it is solely responsible for compliance with all such restrictions.

Section 6.08. Investment Risk. VAPE and the VAPE Shareholders understand that an investment in PLPE includes a high degree of risk, have such knowledge and experience in financial and business matters, investments, securities and private placements as to be capable of evaluating the merits and risks of their investment in the Exchange Shares, are in a financial position to hold the Exchange Shares for an indefinite period of time, and are able to bear the economic risk of, and withstand a complete loss of such investment in the Exchange Shares.

Section 6.09. Cooperation. If required by applicable securities laws or order of a securities regulatory authority, stock exchange or other regulatory authority, VAPE and the VAPE Shareholders will execute, deliver, file and otherwise assist PLPE in filing such reports, undertakings and other documents as may be required with respect to the issuance of the Exchange Shares.

Section 6.10. Tax Advice. VAPE and the VAPE Shareholders are responsible for obtaining such legal, including tax, advice as it considers necessary or appropriate in connection with the execution, delivery and performance by it of this Agreement and the transactions contemplated herein.

Section 6.11. Investment Representations.

(a)           All of the acknowledgements, representations, warranties and covenants set out in this Agreement are true and correct as of the date hereof and as of the Closing Date.

(b)           VAPE and the VAPE Shareholders confirm that, to the extent applicable to them, they are aware of, have complied and will comply with their obligations in connection with the Criminal Justice Act 1993, the Proceeds of Crime Act 2002 and Part VIII of the Financial Services and Markets Act 2000.

Section 6.12. No Conflict. The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)           violate any provision of the Articles or Certificate of Incorporation, Bylaws orother charter or organizational document of VAPE;

(b)           violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which VAPE or the VAPE Shareholders are a party or by or to which either of their assets or properties, including the VAPE Shares, may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon VAPE and/or the VAPE Shareholders or upon the securities, assets or business of VAPE and/or the VAPE Shareholders;

(d)           violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to VAPE and/or the VAPE Shareholders or to the securities, properties or business of VAPE and/or the VAPE Shareholders; or

(e)           result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impaithrent of, any permit or license held by VAPE and/or the VAPE Shareholders.

Section 6.13. Articles of Incorporation and Bylaws.

(a)         VAPE has heretofore delivered to PLPE true, correct and complete copies of its Articles of Incorporation, certified by the Secretary of State of the State of Nevada, and Bylaws or comparable instruments (certified by the corporate secretary thereof).

(b)         The minute books of VAPE accurately reflect all actions taken at all meetings and consents in lieu of meetings of its respective shareholders, and all actions taken at all meetings and consents in lieu of meetings of its board of directors and all committees from the date of incorporation to the date hereof.

Section 6.14. Compliance with Laws. To the best of VAPE's and the VAPE Shareholder's knowledge, neither VAPE nor the VAPE Shareholders are in violation of any applicable order, judgment, injunction, award or decree nor are they in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on VAPE or the VAPE Shareholders and have not received written notice that any violation is being alleged.

Section 6.15. Material Information. This Agreement, the Schedules attached hereto and all other information provided, in writing, by VAPE and the VAPE Shareholders or representatives thereof, to PLPE, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading. There are no facts or conditions which have not been disclosed to PLPE in writing which, individually or in the aggregate, could have a material adverse effect on VAPE or the VAPE Shareholders or a material adverse effect on the ability of VAPE or the VAPE Shareholders to perform any of their obligations pursuant to this Agreement.

Section 6.16. Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving VAPE or the VAPE Shareholders. There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of VAPE or the VAPE Shareholders, threatened against or involving VAPE or the VAPE Shareholders, their respective assets or the VAPE Shares.

Section 6.17. Contracts.

(a)           There have been delivered or made available to PLPE true, correct and complete copies of each of the contracts set forth in Schedule 6.17 or in any other Schedule. Each such contract is valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with its terms, and neither VAPE, the VAPE Shareholders nor any of their other affiliates, as the case may be, is in default in any respect under any of them; and

(b)           Except for the list of contracts and agreements contained in Schedule 6.17 and excluding any obligation referenced in this Agreement, VAPE is not a party to any:

(i)          contracts with any current or former officer, director, employee, consultant, agent or other representative having more than three (3) months to run from the date hereof or providing for an obligation to pay and/or accrue compensation of $200,000 or more per annum, or providing for the payment of fees or other consideration in excess of $200,000 in the aggregate to any officer or director of VAPE, or to any other entity in which VAPE has an interest;

(ii)         contracts for the purchase or sale of equipment or services that contain an escalation, renegotiation or re-determination clause or that can be cancelled without liability, premium or penalty only on ninety (90) days' or more notice;

(iii)        contracts for the sale of any of its assets or properties or for the grant to any person of any preferential rights to purchase any of its assets or properties;

(iv)        contracts (including with limitation, leases of real property) calling for an aggregate purchase price or payments in any one year of more than $200,000 in any one case (or in the aggregate, in the case of any related series of contracts);

(v)         contracts relating to the acquisition by VAPE of any operating business of, or the disposition of any operating business by, any other person;

(vi)        executory contracts relating to the disposition or acquisition of any investment or of any interest in any person;

(vii)        joint venture contracts or agreements;

(viii)      contracts under which VAPE agrees to indemnify any party, other than in the ordinary course of business or in amounts in excess of $200,000, or to share tax liability of any party;

(ix)        contracts containing covenants of VAPE not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with VAPE in any line of business or in any geographical area;

(x)          contracts relating to the making of any loan by VAPE;

(xi)        contracts relating to the borrowing of money by VAPE or the direct or indirect guarantee by VAPE of any obligation for, or an agreement by VAPE to service, the repayment of borrowed money, or any other contingent obligations in respect of indebtedness of any other Person, including, without limitation:

  (A)            any contract with respect to lines of credit;

  (B)            any contract to advance or supply funds to any other person other than in the ordinary course of business;

  (C)            any contract to pay for property, products or services of any other person even if such property, products or services are not conveyed, delivered or rendered;

  (D)            any keep-well, make-whole or maintenance of working capital or earnings or similar contract; or

  (E)            any guarantee with respect to any lease or other similar periodic payments to be made by any other person; and

(xii)       contracts for or relating to computers, computer equipment, computer software or computer services; or

(xiii)      any other material contract whether or not made in the ordinary course of business.

Section 6.18. VAPE's Financial Statements. VAPE will provide true and correct financial statements of its operation since formation to PLPE.

Section 6.19. Operations of VAPE. Except as contemplated by this Agreement, since the date of VAPE's incorporation, neither VAPE nor the VAPE Shareholders have:

(a)           amended VAPE's Certificate or Articles of Incorporation or Bylaws or merged with or into or consolidated with any other person or entity, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of VAPE's outstanding capital stock or the character of VAPE's business;

(b)           issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any shares of VAPE's capital stock or any bonds, notes, debentures or other evidence or indebtedness;

(c)           declared or paid any dividends or declared or made any other distributions of any kind to VAPE's shareholders;

(d)           made any loan or advance to any of VAPE's directors, officers or employees, consultants, agents or other representatives, or made any other loan or advance, otherwise than in the ordinary course of business;

(e)           sold, abandoned or made any other disposition of any of VAPE's assets or properties;

(f)           granted or suffered any lien on any of VAPE's assets or properties;

(g)           entered into or amended any contracts to which VAPE is a party, or by or to which VAPE or VAPE's assets or properties are bound or subject which if existing on the date hereof would be required to be disclosed in Schedule 6.16;

(h)           made any acquisition of, or entered into any agreement to acquire, all or a substantial part of the assets, properties, securities or business of any other person or entity on behalf of VAPE;

(i)            paid, directly or indirectly, any of VAPE's material liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

(j)            terminated or failed to renew, or received any written threat (that was no subsequently withdrawn) to terminate or fail to renew, any contract that is or was material to the assets, liabilities, business, property, operations, prospects, results of operations or condition (financial or otherwise) of VAPE; or

(k)           entered into any other contract or other transaction that materially increases the liabilities of VAPE.

Section 6.20. Absence of Certain Changes. Since the date of incorporation, there has been no event, change or development which could have a material adverse effect on VAPE.

Section 6.21. Brokerage. No broker or finder has acted, directly or indirectly, for VAPE or the VAPE Shareholders nor has VAPE or the VAPE Shareholders incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE VII
VAPE'S COVENANTS AND AGREEMENTS

Section 7.01. Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, VAPE shall conduct its business substantially in the manner in which it is currently conducted and to not undertake any of the actions specified in Sections 6.19, nor enter into any contract described in Section 6.16, without the prior written consent of PLPE.

Section 7.02. Preservation of Permits and Services. From the date of this Agreement to the Closing Date, VAPE shall use its best efforts to preserve any permits and licenses in full force and effect and to keep available the services, and preserve the goodwill, of its present officers, employees, agents, and consultants.

Section 7.03. Litigation. From the date of this Agreement to the Closing Date, VAPE and/or the VAPE Shareholders shall notify PLPE promptly of any actions or proceedings of the type described in Section 6.16 that from the date hereof are threatened or commenced against VAPE and/or the VAPE Shareholders or against any officer, director, employee, properties or assets of VAPE with respect to VAPE's affairs, or against any of the VAPE Shares and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 7.04. Conduct of VAPE Pending the Closing Date. From the date of this Agreement to the Closing Date: (a) VAPE and the VAPE Shareholders shall use their best efforts to conduct their affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article VI shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (b) VAPE and/or the VAPE Shareholders shall promptly notify PLPE of any event, condition or circumstance occurring from the date of this Agreement to the Closing Date that would constitute a violation or breach of this Agreement by VAPE and/or the VAPE Shareholders.

Section 7.05. Omitted.

Section 7.06. Acquisition Proposals. From the date of this Agreement to the Closing Date, neither VAPE, the VAPE Shareholders nor any of their officers, directors, affiliates, employees, representatives or agents, shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any contract with any person, entity or group (other than PLPE) concerning any acquisition of a substantial equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets of VAPE or any disposition of any of the VAPE Shares (an "Acquisition Proposal") (other than pursuant to the transactions contemplated by this Agreement), or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing. VAPE and/or the VAPE Shareholders shall promptly communicate to PLPE the terms of any Acquisition Proposal, which they may receive.

ARTICLE VIII
COVENANTS AND AGREEMENTS OF PLPE AND REW

Section 8.01. Conduct of Businesses in the Ordinary Course. From the date of this Agreement to the Closing Date, PLPE and REW shall conduct their respective businesses substantially in the manner in which they are currently conducted and shall not enter into any contract described in Sections 4.13 and 5.13, or undertake any of the actions specified in Sections 4.14 and 5.14, without the prior written consent of VAPE or the VAPE Shareholders.

Section 8.02. Preservation of Permits and Services. From the date of this Agreement to the Closing Date, PLPE and REW shall use their best efforts to preserve any permits and licenses in full force and effect and to keep available the services of its respective present officers, employees, consultants and agents and to preserve their goodwill.

Section 8.03. Litigation. From the date of this Agreement to the Closing Date, PLPE and REW shall notify VAPE and the VAPE Shareholders of any actions or proceedings of the type described in Sections 4.09 and 5.09 that are threatened or commenced against PLPE or REW or against any officer, director, employee, properties or assets of PLPE or REW with respect to its affairs and of any requests for information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

Section 8.04. Conduct of PLPE Pending the Closing. From the date hereof through the Closing Date:

(a)           PLPE and REW shall use their best efforts to conduct their affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article IV and V shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and

(b)           PLPE and REW shall promptly notify VAPE and the VAPE Shareholders of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by PLPE or REW.

Section 8.05. Corporate Examinations and Investigations. Prior to the Closing Date, VAPE and the VAPE Shareholders shall be entitled, through their employees and representatives, to make any investigation of the assets, liabilities, properties, business and operations of PLPE and REW; and such examination of the books, records, tax returns, results of operations and financial condition of PLPE and its subsidiaries. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and PLPE and REW and the employees and representatives of PLPE and REW, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

Section 8.06. Omitted.

Section 8.07. Omitted.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATION OF PLPE TO CLOSE

The obligations of PLPE to be performed by it at the Closing pursuant to this Agreement are subject to the fulfillment on or before the Closing Date, of each of the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 9.01. Representations and Covenants.

(a)           The representations and warranties of VAPE and the VAPE Shareholders contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)           VAPE and the VAPE Shareholders shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date. VAPE and the VAPE Shareholders shall have delivered to PLPE a certificate, dated the Closing Date, and signed by VAPE and the VAPE Shareholders to the foregoing effect.

Section 9.02. Governmental Permits and Approvals.

(a)           All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by VAPE to continue to be carried on by VAPE substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and PLPE shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)           There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement;

Section 9.03. Third Party Consents. All consents, permits and approvals from parties to contracts with VAPE and/or the VAPE Shareholders that may be required in connection with the performance by VAPE and/or the VAPE Shareholders of their obligations under this Agreement or the continuance of such contracts with VAPE and/or the VAPE Shareholders in full force and effect after the Closing Date, shall have been obtained.

Section 9.04. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on VAPE, the VAPE Shareholders or on the VAPE Shares.

Section 9.05 Closing Documents. VAPE and the VAPE Shareholders shall have executed and delivered the documents described in Section 2.03 above.

ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATION OF VAPE TO CLOSE

The obligations of VAPE and/or the VAPE Shareholders to be performed by them at the Closing pursuant to this Agreement are subject to the fulfillment, on or before the Closing Date, of each the following conditions, any one or more of which may be waived by it, to the extent permitted by law:

Section 10.01. Representations and Covenants.

(a)           The representations and warranties of PLPE and REW contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)           PLPE and REW shall have perfoilued and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date. PLPE and REW shall have delivered to VAPE and the VAPE Shareholders a certificate dated the Closing Date, and signed by an authorized signatory of PLPE and REW to the foregoing effect.

Section 10.02. Governmental Permits and Approvals.

(a)           All approvals, authorizations, consents, permits and licenses from governmental and regulatory bodies required for the transactions contemplated by this Agreement and to permit the business currently carried on by VAPE to continue to be carried on by VAPE substantially in the same manner immediately following the Closing Date shall have been obtained and shall be in full force and effect, and VAPE and the VAPE Shareholders shall have been furnished with appropriate evidence, reasonably satisfactory to them, of the granting of such approvals, authorizations, consents, permits and licenses; and

(b)           There shall not have been any action taken by any court, governmental or regulatory body then prohibiting or making illegal on the Closing Date the transactions contemplated by this Agreement.

Section 10.03. Third Party Consents. All consents, permits and approvals from parties to contracts with VAPE and the VAPE Shareholders that may be required in connection with the performance by PLPE and REW of their obligations under this Agreement or the continuance of such contracts with PLPE and REW in full force and effect after the Closing Date, shall have been obtained.

Section 10.04. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a material adverse effect on PLPE or REW.

Section 10.05. Closing Documents. PLPE and REW shall have executed and delivered the documents described in Section 2.04 and 2.05 above.

ARTICLE XI
TERMINATION

Section 11.01. Termination.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Share Exchange and the other transactions contemplated by this Agreement shall be abandoned at any time prior to the Closing:

(i)           by mutual written consent of VAPE and PLPE;

(ii)         by either VAPE or PLPE in the event that a temporary restraining order, preliminary or permanent injunction or other judicial order preventing the consummation of the Share Exchange or any of the other transactions contemplated hereby shall have become final and non-appealable; provided, that, the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all commercially reasonable efforts to have such order, injunction or other order vacated;

(iii)        by either the VAPE Shareholders or PLPE, if the Closing does not occur on or prior to August 31, 2013 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any Party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(iv)        by PLPE if PLPE is not then in material breach of this Agreement and if there shall have been any breach by the VAPE Shareholders (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Section 9.01, and (B) shall not have been cured within thirty (30) days following receipt by the VAPE Shareholders of written notice of such breach, or such longer period in the event that such breach cannot reasonably be expected to be cured within such 30-day period and the VAPE Shareholders is diligently pursuing such cure, but in no event later than the Teimination Date;

(v)         by the VAPE Shareholders if the VAPE Shareholders are not then in material breach of this Agreement and if there shall have been any breach by PLPE (which has not been waived) of one or more of its representations or warranties, covenants or agreements set forth in this Agreement, which breach or breaches (A) would give rise to the failure of a condition set forth in Section 8.06 or 8.07, as applicable, and (B) shall not have been cured within thirty (30) days following receipt by PLPE of written notice of such breach; or

(vi)        by either the VAPE Shareholders or PLPE if the Closing shall not have occurred on or before the Termination Date and both the VAPE Shareholders and PLPE are in material breach of this Agreement.

(b)           In the event of termination by the VAPE Shareholders or PLPE pursuant to this Section 11.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party. If the transactions contemplated by this Agreement are terminated as provided herein, the VAPE Shareholders shall immediately cause each of nominees appointed to the Board of Directors of PLPE and/or appointed as officers of PLPE to resign from all such positions.

Section 11.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section11.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 11.01 and this Section 11.02; (ii) Section 12.15 relating to certain expenses; and (iii) Section 12.01 relating to publicity. Nothing in this Section 11.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

ARTICLE XII
MISCELLANEOUS

Section 12.01. Public Notices. The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no Party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 12.02. Time. Time shall be of the essence hereof.

Section 12.03. Notices. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or faxed to the Party to whom it is given or, if mailed, by prepaid registered mail addressed to such Party at:

if to VAPE, at:

James Keyes
Vape Holdings, Inc.
20301 Ventura Boulevard, Suite 126
Woodland Hills, CA 91364

if to the VAPE Shareholders, at:

Sterling Scott
20301 Ventura Boulevard, Suite 126
Woodland Hills, CA 91364

With a copy to:

Lawrence W. Horwitz, Esq.
Horwitz Cron & Armstrong, LLP
26475 Ranchjo Parkway South
Lake Forset, CA 92630

if to PLPE and/or REW, at:

Jerome Kaiser
_______________________________
_______________________________
_______________________________

Or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this article. Any notice mailed shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing unless at the time of mailing or within five (5) Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary and usual course, in which case any notice shall only be effectively given if actually delivered or sent by telecopy. Any notice delivered or faxed to the Party to whom it is addressed shall be deemed to have been given and received on the Business Day next following the day it was delivered or faxed.

Section 12.04. Governing Law; Venue; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with, the internal laws of the State of California without regard to the conflict of laws principles thereof as the same apply to agreements executed solely by residents of the State of California and wholly to be performed within the State of California. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

Section 12.05. Settlement of Disputes. Any dispute arising out of or in connection with this Agreement, including, without limitation, any question regarding its existence, validity, interpretation, breach, or termination (a "Dispute"), which cannot be amicably settled between the Parties, shall be finally and exclusively resolved by arbitration in the State of California.

Section 12.06. Severability. If a court of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 12.07. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

Section 12.08. Further Assurances. The Parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 12.09. Inurement. This Agreement and each of the terms and provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Section 12.10. Confidentiality.

(a)           All aspects and terms of the transaction contemplated by this Agreement and all information and data in whatever form (including written, oral or electronic) related thereto received by a Party from the other Party (collectively, "Confidential Information") shall be held in strict confidence by the Parties, and not disclosed to any third parties except as otherwise set forth in this Section 12.10. The Parties agree to treat all information furnished by or on behalf of any Party hereto in accordance with the provisions of this Section 12.10 and to take, or abstain from taking, the other actions set forth herein. The Parties agree that the Confidential Information shall be used solely for the purpose of evaluating the transactions contemplated hereby and will be kept confidential by such Party, its officers, directors, employees, representatives, agents and advisors, provided that either Party may, without such approval, disclose Confidential Information: (i) to the receiving Party's officers, directors, employees, representatives, agents and advisors, including outside professional advisors, who need to know the Confidential Information for the purpose of evaluating the Acquisition and agree in writing to be bound by the terms of confidentiality set forth in this Section 12.10, (ii) to any bank or financial institution from whom such Party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution, (iii) to which the disclosing Party has consented to in writing, (iv) as required by applicable law or the requirements of any recognized stock exchange in compliance with its rules and regulations, (v) to any government agency or tax authority lawfully requiring such information, or (vi) to any court of competent jurisdiction acting in pursuance of its powers.

(b)           If this Agreement is tenhinated in accordance with Article XI hereof, a Party that has received Confidential Infoi illation from the other Party shall return such Confidential Information to the other Party upon its written request and will not retain any copies, extracts or other reproductions thereof. If any Party or any of its representatives are requested in any proceeding to disclose any of the Information, such Party will provide the disclosing Party with prompt prior written notice of such request so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement.

(c)           The Parties agree that, without the prior written consent of the other Party, which may be withheld in such Party's sole discretion, none of the Parties shall disclose any provision of this Agreement, or its existence, to any third party except as otherwise set forth in this Section 12.10.

Section 12.11. Public Disclosure. Before the Closing and except as otherwise agreed by the Parties, no Party will make any public release of information regarding the transactions contemplated hereby, except as may be required by such Party pursuant to any applicable law, rules, regulations or statutes.

Section 12.12. Assignment, Successors and Assigns. Neither Party may assign (directly, or indirectly by way of merger, amalgamation, stock sale or any similar procedure) any of its rights or obligations hereunder.

Section 12.13. Waiver. Except as provided in this Article, no action taken or inaction pursuant to this Agreement will be deemed to constitute a waiver of compliance with any warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 12.14. Counterparts. This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument and shall be valid and enforceable.

Section 12.15. Fees and Costs. Each Party shall pay their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF the Parties hereto have set their hand and seal as of the day and year first above written.

PEOPLESTRING, INC.		VAPE HOLDINGS,
a Delaware corporation		a Nevada corporation

By:	/s/ Jerome Kaiser	By:	/s/ Ryan Beers
Name:	Jerome Kaiser	Name:	Ryan Beers
Title:	Chief Executive Officer	Title:	President

REWARDSTRING, INC. a Delaware corporation

By:	/s/ Jerome Kaiser
Name:	Jerome Kaiser
Title:	Chief Execuive Officer of Peoplestring Corporation, 100% owner of Rewardstring,

VAPE HOLDINGS, INC. Shareholders

By:	/s/ Brian Hill	By:	/s/ Sterling Scott
Name:	Echelon Growth Partners, LLC	Name:	GrowLife, Inc.
Title:	Partner	Title:
Brian Hill

By:	/s/ Sterling Scott	By:	/s/ Diane Scott
Name:	Sterling Scott	Name:	Scott Family Trust
		Title:	Trustee

By:	/s/ Christiane Stearns	By:	/s/ Brian Bargabus
Name:	EM2 Strategies, LLC	Name:	Brian Bargabus
Title:

By:	/s/ Lidiana Wijayanti	By:	/s/ Reinhard Hiestand
Name:	Lidiana Wijayanti	Name:	EMAC Bandels AG
		Title:	Admin Officer

By:	/s/ Donna Hill	By:	/s/ Julie Burdick
Name:	Donna Hill	Name:	Julie Burdick

[SIGNATURE PAGE CONTINUES.]

By:	/s/ John Barbgabus	By:	/s/ William Beck
Name: John Barbgabus		Name: William Beck

By:	/s/ John Ryan Beers	By:	/s/ Lawrence Horwitz
Name: John Ryan Beers		Name: Horwitz, Cron & Armstrong, LLP
Title: Managing Partner

By:	/s/ Taryn Moosavizadeh	By:	/s/ Kyle Tracey
Name: Taryn Moosavizadeh		Name: Kyle Tracey

By:	/s/ Brady Waggoner	By:	/s/ William J. Powers
Name: Vineyard Party, LLC		Name: Media Powers LLC
Title: Partner		Title: COO

By:	/s/ Brian Feingold	By:	/s/ Brady Waggoner
Name: Brian Feingold		Name: Brady Waggoner

By:	/s/ Kurt Divich	By:	/s/ Michael Shaknovich
Name: Integrity Media Inc.		Name: Michael Shaknovich
Title: President

By:	/s/ Lucas Hildebrand	By:	/s/ Joseph Hughes
Name: Lucas Hildebrand		Name: Joseph Hughes

By:	/s/ Christina Hazzard	By:	/s/ Betsy Doling
Name: Christina Hazzard		Name: Betsy Doling

By:	/s/ Geoff Lee	By:	/s/ Stephanie Staykow
Name: Geoff Lee		Name: Stephanie Staykow

By:	/s/ Chelsea Tichenor	By:	/s/ Erin White
Name: Chelsea Tichenor		Name: Erin White

By:	/s/ Brandon Vena	By:	/s/ Jordan Scott
Name: Brandon Vena		Name: Jordan Scott

SCHEDULE 4.03
PEOPLESTRING
OUTSTANDING SECURITIES
AS AT THE DATE OF
REORGANIZATION AND MERGER AGREEMENT

Convertible Securities

Convertible Notes

Convertible Promissory Note dated _______ to Anslow & Jaclin, LP in the principal amount of $20,000.00 convertible into shares of PLPE common stock at the conversion price of $0.002 per share.

Warrants

In May 2011, PLPE issued Series A warrants (the "Series A Warrants") to purchase 1,200,000 fully paid and nonassessable shares of common stock, Series B warrants (the "Series B Warrants") to purchase 2,400,000 fully paid and nonassessable shares of common stock, and Series C Warrants (the "Series C Warrants" and collectively with the Series A Warrants and the Series B Warrants, the "Warrants") to purchase 1,200,000 fully paid and nonassessable shares of common stock. The initial exercise price of the Series A Warrants is $0.70 per share, with a term of exercise equal to five (5) years from May 2011. The Series B Warrants expired. The Series C Warrants did not vest as the vesting of the Series C warrants was proportional to the exercise of the Series B Warrants that were not exercised.

Options

In January 2011, PLPE granted incentive stock options to purchase 4,475,000 shares of PLPE's common stock under its Equity Incentive Plan to certain of PeopleString's employees. The incentive stock options were granted at an exercise price of $0.20 per underlying share and vest over a period of one or two years. In addition, PLPE granted non-qualified stock options to purchase 10,949,500 shares of PLPE's common stock under its Equity Incentive Plan to certain of PLPE's consultants. The non-qualified stock options were granted at an exercise price of $0.20 or $0.60 per underlying share and vest over a period of two years.

In May 2011, PLPE granted incentive stock options to purchase 1,255,000 shares of PLPE's common stock under its Equity Incentive Plan to certain of PLPE's employees and non-qualified stock options to purchase 25,000 shares of PLPE's common stock under its Equity Incentive Plan to certain of PLPE's consultants. The incentive stock options were granted at an exercise price of $0.85 per underlying share and vest over a period of one or two years.

Pending Options

None.

ROFR and Pre-Emptive Rights

None.

SCHEDULE 4.13

LIST OF PLPE CONTRACTS
None.

SCHEDULE 4.15

OPERATIONS OF PLPE

PLPE operates the PeopleString Social Network allowing individuals, entrepreneurs and small businesses to manage and aggregate their personal, business and social communications into one user-friendly online dashboard. PeopleString provides the tools necessary to manage and streamline social networking into an easy-to-use command center with useful features. Revenues are generated through the use of email, Internet searches, watching videos, shopping rewards programs and our proprietary, opt-in direct mail program. The multi-tiered affiliate program has significantly helped increase membership and revenues in our business. Rather than using traditional advertising and marketing methods, PLPE chose to create a multi-tiered affiliate program to develop new customers. Once a user is referred and signed up, they are part of the multi-tiered affiliate program. Every time the user earns money, whether it be by viewing an ad, perfoiming an Internet search, shopping through our Web site, receiving a piece of direct mail or using one of our premium services, the initial user that referred the new user will earn money, as well as those in the tiered affiliate program above them for five levels.

SCHEDULE 5.03

REW'S OUTSTANDING OPTIONS, WARRANTS, AGREEMENTS OR RIGHTS
AS AT THE DATE OF SHARE EXCHANGE AGREEMENT

None.

SCHEDULE 5.13

LIST OF REW CONTRACTS

None.

SCHEDULE 5.14

OPERATIONS OF REW

Same as PLPE.

SCHEDULE 6.17

LIST OF VAPE CONTRACTS

None.